Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Company Contacts:

Isaac Bresnick

Media Relations

Liquidmetal Technologies, Inc.

949-635-2123

isaac.bresnick@liquidmetal.com

Liquidmetal Technologies Announces Further Changes to Management Structure

Lake Forest, Calif. – September 3, 2021 - Liquidmetal® Technologies, Inc. (OTCQB: LQMT) (the “Company”), a leading developer of amorphous alloys and composites today announced that Dr. Bruce Bromage and Mr. Bryce Van have stepped down as the Company’s Chief Operations Officer and Vice President of Finance, respectively. In support of the next phase of the Company’s development, each has affirmed a willingness to provide ongoing support to the Company. Following this action, the Board approved Mr. Tony Chung, the Company's CEO, as the company’s principal financial and accounting officer.

Management Commentary

Tony Chung stated, “We thank Bruce and Bryce for their years of dedicated service. They have been invaluable members of our management team.” Mr. Chung continued, “Based on what they have helped build at Liquidmetal, I look forward to all that we will accomplish in the future.”

Isaac Bresnick, the Company’s President, stated, “It’s never easy to say farewell to your colleagues. Bruce and Bryce have been here since I arrived at Liquidmetal, and I will truly miss them. They are handing the baton off to this new management team, and they are sending us off on the right foot.”

About Liquidmetal Technologies

Lake Forest, California-based Liquidmetal Technologies, Inc. is a leading developer of parts made with amorphous alloys, also known scientifically as Bulk Metallic Glasses or BMGs. The non-crystalline atomic structure of these materials allows for unique performance properties, including the ability to injection-mold with micron-level precision, lustrous finishes, high strength, hardness and corrosion resistance, and remarkable elasticity. Liquidmetal Technologies is the first company to develop amorphous alloy parts commercially, enabling significant improvements in products across a wide array of industries. For more information, go to www.liquidmetal.com.

Forward-Looking Statements

This press release contains "forward-looking statements," including but not limited to statements regarding the advantages of Liquidmetal's amorphous alloy technology, scheduled manufacturing of customer parts and other statements associated with Liquidmetal's technology and operations. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Liquidmetal's expectations and projections. Risks and uncertainties include, among other things; customer adoption of Liquidmetal's technologies and successful integration of those technologies into customer products; potential difficulties or delays in having products manufactured incorporating Liquidmetal's technologies; Liquidmetal's ability to fund its current and anticipated operations; the ability of third party suppliers and manufacturers to meet customer product requirements; general industry conditions; general economic conditions; and governmental laws and regulations affecting Liquidmetal's operations. Additional information concerning these and other risk factors can be found in Liquidmetal's public periodic filings with the U.S. Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in Liquidmetal's 2020 Annual Report on Form 10-K.